WEYCO REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS

(Milwaukee, WI --- February 23, 2010)  Weyco Group, Inc. (NASDAQ: WEYS) today announced financial results for the fourth quarter and full year 2009.

FOURTH QUARTER

Net sales for the fourth quarter were $58.4 million, up from $50.0 million in 2008.  Net earnings attributable to Weyco Group, Inc. for the quarter were $4.8 million, up from $3.5 million in 2008.  Diluted earnings per share were $.41 in 2009, as compared with $.30 for the fourth quarter of 2008.

On January 23, 2009, the Company acquired a majority interest in a new subsidiary that subsequently purchased the Florsheim wholesale and retail businesses in Australia, Asia Pacific and South Africa (collectively “Florsheim Australia”).  The financial results of Florsheim Australia are included in the Company’s consolidated financial statements from the date of acquisition.  The Company previously had license agreements with these entities; consequently, no licensing revenues were recorded for these entities after January 23, 2009.

Net sales in the wholesale division, which includes North American wholesale net sales and licensing revenues, were $44.0 million in the fourth quarter of 2009, compared with $41.9 million in 2008.  Wholesale product sales were $43.2 million in 2009, up from $40.6 million in 2008.  In the wholesale division, sales of the Company’s Stacy Adams, Nunn Bush and Florsheim brands were up 7%, 6% and 7%, respectively, compared to 2008.  Licensing revenues were $766,000 in 2009, compared with $1.3 million in 2008.  The decrease in licensing revenues resulted from the Company’s acquisition of its licensees in Australia, Asia Pacific and South Africa, and was also due to a general trend of lower sales of the Company’s licensed products in the current challenging retail environment.

Net sales in the retail division, which includes sales from the Company’s North American retail stores and its domestic Internet business, were $6.3 million, down from $7.1 million in 2008. The Company had two fewer stores in 2009 than 2008.  Same store sales were down 3%.

The Company’s other net sales, which include the wholesale and retail sales of Florsheim Australia and Florsheim Europe, were $8.1 million for the fourth quarter of 2009, compared to $974,000 in 2008.  In 2009, Florsheim Australia’s net sales were $7.0 million, and Florsheim Europe’s sales were $1.1 million.

Earnings from operations for the fourth quarter of 2009 were $6.7 million, up from $4.7 million in 2008.  This resulted primarily from sales volume increases and higher gross margins in the North American wholesale division this quarter.  The higher margins this year resulted from increased pricing on selected products and also cost reductions achieved as a result of expense control measures.  During the fourth quarter of 2009, earnings from operations were impacted by a $1.1 million charge to recognize the impairment of certain retail division fixed assets.

FULL YEAR 2009

Overall net sales in 2009 of $225.3 million were up 2% compared with $221.4 million in the prior year. Net earnings attributable to Weyco Group, Inc. were $12.8 million, down from $17.0 million in 2008.  Diluted earnings per share were $1.11 in 2009 and $1.45 last year.

Net sales in the wholesale division, which includes North American wholesale net sales and licensing revenues, were $168.7 million compared with $187.2 million in 2008. Wholesale product sales were $166.0 million, down 9% from $182.9 million in 2008.  Sales of the Company’s Stacy Adams, Nunn Bush and Florsheim brands were down 12%, 2% and 15%, respectively, compared to 2008.  Licensing revenues were $2.7 million in 2009 and $4.3 million in 2008.  For the year, the decrease in licensing revenues resulted from the Company’s acquisition of its licensees in Australia, Asia Pacific and South Africa, described above, and was also due to a general trend of lower sales of the Company’s licensed products in the current challenging retail environment.

Net sales in the retail division, which includes sales from the Company’s North American retail stores and its domestic Internet business were $22.0 million, down 17% from $26.5 million in 2008.  The Company had two fewer stores in 2009 than 2008.  Same store sales were down 8%.

The Company’s other net sales, which include the wholesale and retail sales of Florsheim Australia and Florsheim Europe, were $34.6 million in 2009, compared to $7.7 million in 2008.  In 2009, Florsheim Australia’s net sales were $27.3 million and Florsheim Europe’s net sales were $7.3 million.

Earnings from operations were $16.8 million in 2009, down from $24.5 million in the prior year.  Operating earnings as a percent of net sales were 7.4% in 2009 and 11.1% in 2008.  The decrease is primarily the result of lower sales volumes and lower gross margins throughout the first three quarters of 2009.

The Company’s balance sheet remained strong at December 31, 2009.  The Company’s cash and marketable securities totaled $76.8 million at the end of 2009 and there was no debt outstanding.  At December 31, 2008, the Company’s cash and marketable securities totaled $57.6 million and there was $1.25 million of borrowings under its revolving line of credit.

“As a result of the recession, we experienced lower sales volumes and margin pressure throughout most of 2009,” stated Tom Florsheim Jr., Chairman and CEO of Weyco Group.  “In the fourth quarter, there were some signs of stabilization in the economy, some of our cost control measures were realized, and our results improved.  Throughout 2009, we continued to invest in our brands and we believe that we are well-positioned for success as the economy improves.”

The Company’s Board of Directors declared a cash dividend on February 22, 2010 of $.15 per share to all shareholders of record on March 1, 2010, payable April 1, 2010.

Weyco Group will host a conference call on Wednesday, February 24, 2010, at 11:00 a.m. Eastern Time to discuss the fourth quarter and full year 2009 financial results in more detail.  To participate in the call, please dial 888-680-0893 or 617-213-4859, referencing passcode #88590903, five minutes before the start of the call.  A replay will be available for one week beginning about one hour after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode #32102938.  Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group:
Weyco Group, Inc. designs and markets moderately priced and better-grade men’s branded footwear for casual, fashion, and dress lifestyles.  The principal brands of shoes sold by the Company are Florsheim, Nunn Bush, and Stacy Adams. The Company’s products are sold to shoe specialty stores, department stores and clothing retailers.  Weyco Group, Inc. operates wholesale and retail businesses in the United States, Canada, Europe, Australia, South Africa and the Far East.

Forward-Looking Statements:
This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to the Company’s ability to:  (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC.  Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

John Wittkowske
Senior Vice President and Chief Financial Officer
414-908-1880

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2009 AND 2008 (UNAUDITED)

	Three Months Ended December 31,		For the year ended December 31,
	2009	2008	2009	2008
	(In thousands, except per share amounts)

Net sales	$58,401	$49,965	$225,305	$221,432
Cost of sales	34,197	31,732	140,829	140,294
Gross earnings	24,204	18,233	84,476	81,138

Selling and administrative expenses	17,541	13,541	67,696	56,639
Earnings from operations	6,663	4,692	16,780	24,499

Interest income	500	520	1,850	2,016
Interest expense	-	(17)	(26)	(62)
Other income and expense, net	42	(32)	1,406	(21)

Earnings before provision for income taxes	7,205	5,163	20,010	26,432

Provision for income taxes	2,589	1,662	6,940	9,407

Net earnings	4,616	3,501	13,070	17,025

Net (loss) earnings attributable to noncontrolling interest	(155)	-	249	-

Net earnings attributable to Weyco Group, Inc.	$4,771	$3,501	$12,821	$17,025

Weighted average shares outstanding
Basic	11,274	11,335	11,266	11,397
Diluted	11,563	11,654	11,510	11,757

Earnings per share
Basic	$0.42	$0.31	$1.14	$1.49
Diluted	$0.41	$0.30	$1.11	$1.45

Cash dividends per share	$0.15	$0.14	$0.59	$0.53

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	December 31,	December 31,
	2009	2008
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$30,000	$11,486
Marketable securities, at amortized cost	3,954	6,623
Accounts receivable, net	33,020	29,873
Accrued income tax receivable	-	2,226
Inventories	40,363	47,012
Deferred income tax benefits	-	579
Prepaid expenses and other current assets	3,922	3,678
Total current assets	111,259	101,477

Marketable securities, at amortized cost	42,823	39,447
Deferred income tax benefits	2,261	736
Other assets	13,070	10,069
Property, plant and equipment, net	26,872	28,043
Trademark	10,868	10,868
Total assets	$207,153	$190,640

LIABILITIES & SHAREHOLDERS' INVESTMENT:
Short-term borrowings	$-	$1,250
Accounts payable	9,202	7,494
Dividend payable	1,693	1,589
Accrued liabilities	7,846	6,490
Accrued income taxes	1,241	-
Deferred income tax liabilities	295	-
Total current liabilities	20,277	16,823

Long-term pension liability	18,533	15,160

Common stock	11,333	11,353
Capital in excess of par value	16,788	15,203
Reinvested earnings	146,241	142,617
Accumulated other comprehensive loss	(10,066)	(10,516)
Total Weyco Group Inc. shareholders' investment	164,296	158,657
Noncontrolling interest	4,047	-
Total shareholders' investment	168,343	158,657
Total liabilities and shareholders' investment	$207,153	$190,640

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 (UNAUDITED)

	2009	2008
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$13,070	$17,025
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation	2,948	2,631
Amortization	93	114
Deferred income taxes	(18)	436
Stock-based compensation	877	609
Foreign exchange (gain) loss	(1,339)	-
Impairment of property, plant and equipment	1,110	-
Pension contribution	(1,000)	(1,000)
Pension expense	2,986	1,378
Loss on disposal of fixed assets	13	141
Increase in cash surrender value of life insurance	(507)	(566)
Change in operating assets and liabilities -
Accounts receivable	2,917	6,092
Inventories	15,758	(2,380)
Prepaids and other current assets	(1,153)	(348)
Accounts payable	(231)	(3,047)
Accrued liabilities and other	(1,089)	(2,400)
Accrued income taxes	3,467	(2,941)
Net cash provided by operating activities	37,902	15,744

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses	(9,320)	-
Life insurance premiums paid	(155)	(155)
Purchase of marketable securities	(8,073)	(3,069)
Proceeds from maturities of marketable securities	7,273	5,820
Purchase of property, plant and equipment	(1,318)	(2,178)
Proceeds from sales of property, plant, and equipment	2	4
Net cash (used for) provided by investing activities	(11,591)	422

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash received from noncontrolling interest	1,314	-
Cash dividends paid	(6,578)	(5,738)
Shares purchased and retired	(2,633)	(11,539)
Proceeds from stock options exercised	683	2,191
Net (repayments) borrowings under revolving credit agreement	(1,250)	700
Income tax benefits from share-based compensation	124	1,847
Net cash used for financing activities	(8,340)	(12,539)

Effect of exchange rate changes on cash	543	-
Net increase in cash and cash equivalents	18,514	3,627

CASH AND CASH EQUIVALENTS at beginning of period	$11,486	$7,859

CASH AND CASH EQUIVALENTS at end of period	$30,000	$11,486

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$3,055	$9,996
Interest paid	$28	$62